Exhibit 10.16

ABN AMRO Capital USA LLC

100 Park Avenue

17th Floor

New York

NY 10017, USA

To:	Baltic Hornet Limited

Copy:	Genco Shipping & Trading Limited
Baltic Trading Limited
Baltic Wasp Limited

30 June 2016

Dear Sirs

Secured loan agreement dated 8 October 2014  (as amended and supplemented by a first supplemental agreement dated 14 July 2015 and a further supplemental letter dated 31 December 2015, the "Loan Agreement") made between Baltic Hornet Limited as borrower (the "Borrower"), the financial institutions listed in Schedule 1 to the Loan Agreement as lenders, ABN AMRO Capital USA LLC, as MLA, ABN AMRO Capital USA LLC, as agent (acting in that capacity, the "Agent"), ABN AMRO Capital USA LLC, as security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider

1	Definitions

1.1         In this letter:

"Amended Commitment Letter" means the amended and restated commitment letter dated 30 June 2016 in relation to the Combined Credit Facility.

"Amended Commitment Letter Effective Date" means the date on which all of the conditions contained in clause 9 (Effectiveness) of the Amended Commitment Letter have been satisfied.

"Amended Equity Commitment Letters" means the amended or amended and restated commitment letters of Affiliates of Apollo Global Management LLC, Centerbridge Partners L.P. and Strategic Value Partners, LLC to provide in the aggregate at least $62,500,000 of the Equity Contribution on or prior to 30 September 2016.

"Closing Date" means the earlier of (i) the date on which the loan agreement evidencing the Combined Credit Facility is entered into and (ii) 30 September 2016.

"Combined Credit Facility" means the senior secured term loan facility in the aggregate principal amount of up to $400 million to be entered into between, inter alia, the Parent (as borrower), ABN AMRO Capital USA LLC and others (as mandated lead arrangers) and the lenders listed therein (as lenders).

"Enforcement Action" means:

(a)          in relation to any Liabilities:

(i)           the acceleration of any Liability or the making of any declaration that any Liabilities are due and payable or payable on demand;

(ii)          any demand against any Group Member under any security, guarantee or surety provided of that Group Member;

(iii)         the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Liabilities other than ordinary netting under any swap or derivative contract; and

(iv)         the premature termination or close-out of any swap or derivative transaction under any swap or derivative contract entered into with any Group Member;

(b)          the taking of any steps to enforce or require the enforcement of any Encumbrance granted by any Group Member in any collateral under the Loan Agreement, the Wasp Credit Facility or the Other Credit Agreements (including arrest of the relevant vessel or other enforcement of the relevant mortgage, the crystallisation of any floating charge or redirecting the earnings of the relevant vessel or the other assets of any Group Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event; or

(c)          the petitioning or applying for any Insolvency Proceeding.

"Equity Contribution" means the contribution of at least $125,000,000 in gross cash proceeds by certain existing shareholders of and other investors in the Parent in exchange for common or preferred equity interests in the Parent (which preferred equity interests shall (a) not mature, be mandatorily redeemable or redeemable at the option of the holders thereof pursuant to a sinking fund obligation or otherwise (except as a result of a conversion into common shares of the Parent), prior to the first anniversary of the Maturity Date, (b) provide that all dividends in respect thereof shall, at the option of the Parent, be payable in kind and (c) be otherwise reasonably satisfactory in form and substance to the Finance Parties) (it being understood that such common or preferred equity interest may be issued together with options or warrants exercisable for common or qualified preferred equity interests in the Parent).

"Group" means the Parent and each of the Subsidiaries, and a "Group Member" means any of them.

"Hayfin Credit Agreement" means the facility agreement for up to $100,000,000, dated as of 4 November 2015, by and among Genco Holdings Limited, as holdco, each of the entities listed in schedule 1 part I thereto, as joint and several borrowers, the financial institutions party thereto from time to time, as lenders and Hayfin Services LLP, as agent and security agent (as amended, restated, supplemented and/or modified from time to time).

"Insolvency Proceedings" means any bankruptcy, liquidation, reconstruction, winding up, dissolution, administration or reorganisation of any Group Member, or any of such Group Member's assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including but not limited to, any chapter 11 cases in the United States of America.

"Liability" means any and all Financial Indebtedness of any Group Member in excess of $5,000,000.

"Maturity Date" means the date falling on the fifth anniversary of the Closing Date.

"Maximum Hayfin Prepayment Amount" means the prepayment under the Hayfin Credit Agreement as contemplated in the Amended Commitment Letter which shall not exceed the remainder of (a) $5,000,000 minus (b) any mandatory prepayment made under the Hayfin Credit Agreement on and after the Amended Commitment Letter Effective Date prior to the Closing Date.

"Other Credit Agreements" means any agreement entered into by any Group Member relating to Financial Indebtedness (including the Combined Credit Facility).

"Parent" means Genco Shipping & Trading Limited, a company incorporated under the laws of the Marshall Islands with its principal place of business at 299 Park Avenue, 12th Floor, New York, New York 10171.

"Termination Event" shall have the meaning given to it in paragraph 5.1 below.

"Wasp Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Wasp Limited as borrower, the banks listed in schedule 1 thereto as lenders, AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider.

1.2          All other terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement.

1.3	This letter is designated as a Finance Document.

2Request

We refer to the Loan Agreement and to your request for a waiver of compliance with clause 10.14 (Additional Security) of the Loan Agreement pursuant to which the aggregate Fair Market Value of the Vessel and the Other Vessel (as determined in accordance with Clause 10.15 (Fair Market Value determination) of the Loan Agreement) and the value of additional security being provided to the Security Agent is more than 135% of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount of the Other Loan outstanding, for the period commencing on 30 June 2016 through and including 11:59 p.m. (New York City time) on 30 September 2016 (the "Waiver Period").

3Waiver and Conditions

We hereby agree to waive your compliance with, and any breach of, clause 10.14 (Additional Security) of the Loan Agreement (the "Waiver"), during the Waiver Period, subject to the following conditions being satisfied:

(a)          the Waiver shall apply only in relation to the Waiver Period;

(b)          the Amended Equity Commitment Letters are executed and delivered by each party thereto; and

(c)          on the date of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to section 1 (Security Parties) of Part I of Schedule 2 (Conditions Precedent) of the Loan Agreement, have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.

4            Termination of Waiver

4.1         The Waiver Period shall terminate and the Waiver shall cease to apply automatically and with immediate effect if any event specified in paragraph 4.1(a) to (j) below occurs (each a "Termination Event"), unless such Termination Events are expressly waived by the Agent, acting on the instructions of the Majority Lenders:

(a)          an Event of Default has occurred which has not been waived or forborne;

(b)          the occurrence of an event of default under any Other Credit Agreements which are not otherwise waived or forborne;

(c)          you are in breach of any of your obligations under this letter;

(d)          any creditor takes Enforcement Action against any Group Member and such Enforcement Action is triggered by or triggers an event of default (however described in any other agreement relating to Financial Indebtedness of such Group Member) which is not waived or forborne;

(e)          any Group Member makes a payment, repayment or prepayment (other than (i) any scheduled interest and amortization payments to be made on or prior to 11:59 p.m. (New York City time) on 30 September 2016, (ii) any mandatory prepayment pursuant to a sale, disposition or a total loss of a vessel, (iii) any payment under the Hayfin Credit Agreement up to the Maximum Hayfin Prepayment Amount and (iv) any other payment, repayment or prepayment otherwise approved or consented to by the Agent) of any principal of a loan or advance under any of Loan Agreement, the Wasp Credit Facility or any Other Credit Agreements or creates any security or give any guarantee or other commitment or credit support (or procures or allows any of its affiliates to do so) in favour of any lender or creditor of any Group Member;

(f)          on or prior to 11:59 p.m. (New York City time) on 15 August 2016, (a) no purchase agreement satisfactory in form and substance to the Finance Parties has been executed and delivered by affiliates of Apollo Global Management LLC, Centerbridge Partners L.P. and Strategic Value Partners, LLC and other equity investors in the Parent, providing for the issuance of equity interests in the Parent in exchange for aggregate gross cash proceeds of not less than $125,000,000 or (b) the Parent has not filed a registration statement relating to sale of equity securities of the Parent for an amount not less than $125,000,000;

(g)          the cash and cash equivalents of the Parent and its Subsidiaries are less than $25,000,000;

(h)          any of the Amended Equity Commitment Letters cease to be in full force and effect or any party thereto denies or disaffirms their obligations thereunder, unless (a) a purchase agreement satisfactory in form and substance to the Finance Parties shall have been executed and delivered by affiliates of Apollo Global Management LLC, Centerbridge Partners L.P. and Strategic Value Partners, LLC and other equity investors in the Borrower, providing for the issuance of equity interests in the Borrower in exchange for aggregate gross cash proceeds of not less than $125,000,000 or (b) in the event that the Parent determines it is necessary in connection with the termination of its efforts to complete a private placement to terminate any of the Amended Equity Commitment Letters, it may do so, so long as within five business days after such termination (x) it files a registration statement for a public offering for gross cash proceeds to the Borrower of at least $125,000,000, (y) it certifies to the Finance Parties that it has obtained oral indications of interest from affiliates of Apollo Global Management LLC, Centerbridge Partners L.P. and Strategic Value Partners, LLC to purchase an aggregate of at least $62,500,000 in such offering and (z) such affiliates shall have confirmed in writing their respective indications of interest to the Finance Parties;

(i)          any indication of interest described in paragraph 4.1(h) above shall be denied, disaffirmed or decreased, the consequence of which shall be that the indications of interest shall be for an aggregate amount of less than $62,500,000; or

(j)          any commitment letters (as amended and/or restated from time to time) or waivers or consent letters in relation to any Other Credit Agreements cease to be in full force and effect or any party thereto denies or disaffirms their obligations thereunder.

4.2         After the termination of the Waiver, each of the Finance Parties shall be released from all of its obligations under this letter and may take any

Enforcement Action after such termination in accordance with the terms of the Finance Documents.

4.3         If the Amended Commitment Letter Effective Date does not occur on or before 30 June 2016, this letter and the Amended Commitment Letter shall terminate with immediate effect.

5            Finance Parties' Rights

5.1         Nothing in this letter shall prevent the Finance Parties from taking any Enforcement Action after the Waiver Period or after the Waiver ceases to apply in respect of any Event of Default which has occurred or may occur during the Waiver Period or which occurs or continues after the termination of the Waiver, regardless of whether such Event of Default occurred prior to or during the Waiver Period.  Accordingly, this letter shall not constitute any waiver by the Finance Parties of any breach or default by any Group Member and the Finance Parties reserve all rights in relation thereto (the "Reservation"), except as otherwise expressly set out in this letter and subject only to the terms of this letter.

5.2         Neither the passing of time nor any inaction, action, omission, statement or discussion by, or on the part of, any Finance Party in relation to all matters referred to above or any other matter arising under the Finance Documents shall be taken in any way as constituting a waiver of, or as prejudicing or limiting, any of the rights, powers or remedies which that Finance Party may now, or hereafter, have under and pursuant to the Finance Documents or otherwise.

5.3         The Reservation is made without prejudice to, and without intention of amending, Clause 33 (Remedies and Waivers) of the Loan Agreement, the content of which is hereby expressly repeated and averred.

5.4         Nothing in this letter, any document or in any correspondence, meeting or discussion a Finance Party has had or may have with any Group Member in relation to (i) the matters related to the Waiver, (ii) any other Events of Default which occur or may occur after the date of this letter, (iii) the refinancing or restructuring of the Borrowers' Loan and other obligations under the Finance Documents or (iv) any other matters shall, except as otherwise expressly provided in this letter:

(a)          prejudice the position of the Finance Parties under the Finance Documents or be construed as a waiver of any Group Member's obligations under or pursuant to the Finance Document to which that Group Member is a party; or

(b)          be deemed to constitute an amendment or waiver of any provision of the Loan Agreement, the Guarantee or any other Finance Document (other than clause 4 of this letter) or a commitment to amend, waive or restructure any provision in the Loan Agreement, the Guarantee or any other Finance Document.

Any such correspondence, meeting or discussion in each case shall be entirely without prejudice to the rights, powers and remedies of the Finance Parties under or in respect of the Loan Agreement, the Guarantee or any other Finance Document and all such rights, powers and remedies are expressly reserved.

6            Undertakings, Representations and Warranties

6.1         During the Waiver Period, you shall promptly notify us if:

(i)	a Termination Event occurs or is reasonably likely to occur; or

(ii)	any Enforcement Action is commenced against a Group Member.

6.2         During the Waiver Period, no Security Party shall enter into any waiver, modification or amendment to any Other Credit Agreement (other than the Hayfin Credit Agreement) which grants more favourable provisions or treatment to the lenders or financiers thereunder unless each of the Finance Parties receives the benefit of such more favourable provisions as soon as reasonably practicable thereafter and on the same terms.

6.3         During the Waiver Period you shall promptly notify us if any Group Member enters into any amendment or waiver in relation to any agreement in respect of any Financial Indebtedness of any Group Member and shall inform the Agent of the content of the amendment or waiver.

6.4         During the Waiver Period, the Borrower undertakes that except to the extent subject to the Waiver it will not use any actions taken by any Lender in connection with the Loan Agreement as a basis to assert any claims or defences of any kind or nature against any Lender in connection with its respective rights and remedies under any Finance Document, including without limitation any Lender’s rights to take enforcement actions, and the Borrower hereby waives any and all such claims or defences.

6.5         During the Waiver Period, the Borrower undertakes to provide weekly updates of progress with respect to the transactions related to the Equity Contribution and the Parent and its Subsidiaries’ financial performance, including without limitation, their consolidated cash balances and projected cash position on a monthly basis until 30 September 2016.

6.6         During the Waiver Period, the Borrower undertakes and acknowledges that the Lenders are entitled to receive, have received and may continue to receive information regarding the Group under or in connection with the Finance Documents.  The Security Parties agree that nothing in this letter shall in any way impede, impair, limit or restrict any Lender’s rights to obtain and use such information in any manner and for any purpose permitted under the Finance Documents.

6.7         The Borrower hereby represents and warrants that (a) the representations and warranties of the Security Parties set forth in the each of the Finance Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date and (b) after giving effect to the Waiver, no event has occurred and is continuing which constitutes a default or Event of Default under any Finance Document or which could reasonably be expected to lead to an Event of Default.

6.8         The Security Parties affirm all of their obligations under each Finance Document as modified hereby and agree that this letter shall not operate to reduce or discharge their obligations under any Finance Document.

7            Continuing Security

You confirm that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

8            Counterparts and applicable law

8.1         This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8.2         This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully

/s/ Rajbir Talwar	/s/ J.D. Kalverkamp

Rajbir Talwar	J. D. Kalverkamp

Country Executive

For and on behalf of

ABN AMRO Capital USA LLC

(as Agent acting on the instructions of the Majority Lenders)

Confirmed and agreed on 30 June 2016
for an on behalf of

/s/ Apostolos Zafolias
Baltic Hornet Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Guarantor)

/s/ Apostolos Zafolias
Baltic Trading Limited
(as Pledgor)

/s/ Apostolos Zafolias
Baltic Wasp Limited
(as Other Borrower)